SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 23, 2011

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway, Suite 100
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and in BioTime's Annual Report on Form 10-K filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 1 - Registrant’s Business and Operations

Item 1.01- Entry into a Material Definitive Agreement.

On August 23, 2011, our subsidiary, OncoCyte Corporation, sold 3,000,000 shares of common stock, no par value, to George Karfunkel for $3,000,000 in cash under the terms of a Stock Purchase Agreement.  OncoCyte concurrently entered into an agreement to sell to BioTime 7,000,000 shares of OncoCyte common stock for $1,000,000 in cash and 1,286,174 BioTime common shares having a market value of $6,000,000.

George Karfunkel and his son Bernard Karfunkel were minority shareholders in OncoCyte prior to the current sale of shares and will own approximately 25% of the outstanding common stock of OncoCyte following the completion of the sale of the 7,000,000 OncoCyte shares to BioTime.  George Karfunkel beneficially owns more than 5% of the outstanding common shares of BioTime.

Use of Proceeds

OncoCyte will use the funds raised from the sale of the shares for the expansion of its development of novel proprietary diagnostics and therapeutics for cancer in humans.  OncoCyte’s mission is to develop novel products for the diagnosis and treatment of cancer based on embryonic stem cell-derived technology in order to improve both the quality and the length of life of cancer patients.  OncoCyte’s molecular diagnostics division is developing products that may provide for earlier detection and more effective treatment of numerous cancers.  The total annual market for next generation cancer diagnostics is estimated to be growing at the rate of 47% annually, with a forecast global market size of over $5 billion dollars in 2015.  Genomic based tests are expected to dominate this market.  The cancer therapeutic market was reported to be over $50 billion dollar worldwide in 2010 and represents the most rapidly growing segment of the pharmaceutical industry.

OncoCyte’s research has demonstrated that many of the same genes associated with the normal growth of embryonic stem cells are abnormally reactivated by cancer cells.  Based on this finding, and utilizing its proprietary algorithms, OncoCyte has discovered and filed patent applications on over 100 novel cancer-associated genes.  OncoCyte expects to use its new financing in part to expand its current patent portfolio of nine patent filings on these new genes and to advance the development and commercialization of resulting novel diagnostic and therapeutic products.

In addition to its new diagnostic product line, OncoCyte is developing cellular therapeutics for cancer therapy that will take advantage of the unique biology of vascular endothelial precursor cells.  Vascular biology encompasses many potential therapeutic applications, including those for cancer, peripheral vascular disease, and cardiac disease.  OncoCyte’s goal is to derive vascular endothelial cells that can be engineered to deliver a toxic payload to the developing blood vessels of a tumor to specifically remove malignant tumors while not affecting nearby normal tissues in the body.

Other Terms of Stock Sale

OncoCyte has agreed to file a registration statement to register the shares of common stock issued the George Karfunkel and to BioTime for sale under the Securities Act of 1933, as amended (the “Securities Act”), upon request but not earlier than one year after OncoCyte completes an initial public offering of its common stock.  The shares may also be included in any registration statement filed by OncoCyte under the Securities Act at any time after the completion of an initial public offering of OncoCyte common stock, subject to certain exceptions and limitations.  OncoCyte will bear the costs of the registration statements, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws (including counsel’s fees and expenses), printing expenses, messenger and delivery expenses, listing fees and expenses, and fees and expenses of OncoCyte’s counsel, independent accountants and other persons retained or employed by OncoCyte.  The owners of the shares being registered will pay any underwriters discounts applicable to the sale of their shares.  OncoCyte, George Karfunkel and BioTime have agreed to indemnify each other from certain liabilities, including liabilities under the Securities Act, that may arise in connection with the sale of OncoCyte shares under any such registration statements.

Section 3 - Securities and Trading Markets

Item 3.02 - Unregistered Sales of Equity Securities.

The OncoCyte and BioTime shares issued in the transaction described in Item 1.01 were sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration under Sections 4(2).

Section 9 - Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press release dated August 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date:	August 24, 2011	By:	/s/	Robert W. Peabody
Senior Vice President,
Chief Operating Officer, and
Chief Financial Officer

Exhibit Number	Description
99.1	Press release dated August 24, 2011

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